                                                                    EXHIBIT 99.1

================================================================================

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549



                                   FORM 11-K



  (Mark One)
         [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

                  For the fiscal year ended DECEMBER 31, 1997

                                      OR

       [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

          For the transition period from ____________ to ____________

                        Commission file number 1-12147



                     THRIFT PLAN FOR SALARIED EMPLOYEES OF
                           DELTIC TIMBER CORPORATION
                           (Full title of the Plan)



                           DELTIC TIMBER CORPORATION
          (Exact name of issuer of securities held pursuant to Plan)


210 East Elm Street, P. O. Box 7200, El Dorado, Arkansas         71731-7200
       (Address of principal executive offices)                  (Zip Code)


================================================================================

                                  Ex. 99.1-0

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



The Board of Directors
Deltic Timber Corporation:



We have audited the accompanying statement of net assets available for benefits of the Thrift Plan for Salaried Employees of Deltic Timber Corporation as of December 31, 1997, and the related statement of changes in net assets available for benefits for the year ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the net assets available for benefits of the Thrift Plan for Salaried Employees of Deltic Timber Corporation as of December 31, 1997, and the changes in net assets available for benefits for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The fund information related to the statement of net assets available for benefits and the statement of changes in net assets available for benefits, included in Note 4 -Net Increase in Murphy Oil Master Trust Net Assets, is presented for purposes of additional analysis rather than to present the net assets available for benefits and the changes in net assets available for benefits of each fund. The fund information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


KPMG Peat Marwick LLP

/s/KPMG Peat Marwick LLP

Shreveport, Louisiana
July 10, 1998


                                  Ex. 99.1-1

        THRIFT PLAN FOR SALARIED EMPLOYEES OF DELTIC TIMBER CORPORATION
                Statement of Net Assets Available for Benefits
                               December 31, 1997



Investments at fair value
 Common Stock
   Deltic Timber Corporation                                $       -
   Murphy Oil Corporation                                           -
                                                            ---------
     Total Common Stock                                             -

 Balanced portfolio - equity securities/bonds                       -

 U.S. Treasury bills                                                -

 Short-term money market portfolio                                  -

Investments at contract value
 Guaranteed investment contracts                                    -
 Repurchase agreement                                               -
                                                            ---------

     Total investments

Accrued interest and dividends                                      -
Contributions receivable - employee                                 -
Contributions receivable - employer                                 -
                                                            ---------

     Total net assets                                       $       -
                                                            =========



See accompanying notes to financial statements.


                                  Ex. 99.1-2

        THRIFT PLAN FOR SALARIED EMPLOYEES OF DELTIC TIMBER CORPORATION
           Statement of Changes in Net Assets Available for Benefits
                         Year Ended December 31, 1997

Additions to assets
 Transfer from Murphy Oil Corporation Plan                              $3,844,309
                                                                        ----------

 Contributions
   Employee                                                                176,791
   Employer                                                                 89,400
   Rollovers from previous employer plans                                        -
                                                                        ----------
     Total contributions                                                   266,191
                                                                        ----------

 Beneficial interest in the net increase of Murphy
   Oil Master Trust net assets*                                            470,429
                                                                        ----------

     Total additions to assets                                           4,580,929
Deductions from assets
 Distributions of benefits                                                 (15,578)

 Transfer of net assets to the Thrift Plan of Deltic
   Timber Corporation                                                   (4,565,351)
                                                                        ----------

     Net change for the year                                                     -
Net assets available for benefits
 Beginning of year                                                               -
                                                                        ----------

 End of year                                                            $        -
                                                                        ==========


* For details, See Note 4 - Net Increase in Murphy Oil Master Trust Net Assets.


See accompanying notes to financial statements.



                                  Ex. 99.1-3

        THRIFT PLAN FOR SALARIED EMPLOYEES OF DELTIC TIMBER CORPORATION
                         Notes to Financial Statements


NOTE 1 - TRANSFER FROM MURPHY OIL CORPORATION PLANS

 On December 31, 1996, Murphy Oil Corporation ("Murphy Oil") distributed the Common Stock of wholly-owned Deltic Farm & Timber Co., Inc., which had been renamed Deltic Timber Corporation ("Deltic or the Company"), to Murphy Oil's stockholders. At that time, Deltic's hourly employees were participants in the Thrift Plan for Hourly Employees of Deltic Farm & Timber Co., Inc. ("the Deltic Hourly Plan") and Deltic's salaried employees were participants in the Thrift Plan for Employees of Murphy Oil Corporation ("the Murphy Oil Plan").
 Effective January 1, 1997, Murphy transferred sponsorship of the Deltic Hourly Plan to the Company. In conjunction with the transfer of sponsorship, net assets equal to the beneficial interests of inactive Deltic hourly employees were transferred from the Deltic Hourly Plan to a plan sponsored by Murphy Oil. On that same date, Deltic also created the Thrift Plan for Salaried Employees of Deltic Timber Corporation ("the Plan") and adopted similar provisions of the Murphy Oil Plan, with minor revisions. At that time, the net assets of the Murphy Oil Plan for active, salaried employees of Deltic were transferred to the Deltic Salaried Plan.

 On July 31, 1997, the net assets of the Deltic Salaried Plan were transferred to the Deltic Hourly Plan. In conjunction with this transfer, the Deltic Hourly Plan was amended, restated, and renamed the Thrift Plan of Deltic Timber Corporation ("the Combined Plan"), and the Deltic Salaried Plan was dissolved. The net assets for the two Deltic sponsored plans remained in the Murphy Oil Master Trust, commingled with the net assets of three other plans sponsored by Murphy Oil with First Tennessee Bank National Association ("First Tennessee"), Memphis, Tennessee, as the Trustee, until August 1, 1997, at which time net assets equal to the beneficial interests of Deltic's active employees in the Combined Plan were transferred to Central Bank/First Commerce Corporation as new Trustee.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PROVISIONS OF THE PLAN

 BASIS OF PRESENTATION

 The accompanying financial statement of the Plan has been prepared on an accrual basis of accounting and presents the changes in net assets available for benefits to participants in the Plan until the Plan was dissolved. The Plan made estimates in preparing the accompanying financial statements in accordance with generally accepted accounting principles.

 SIGNIFICANT PROVISIONS

 The following is a summary of certain information related to the Plan, which was sponsored by Deltic and administered by its Employee Benefits Committee (members which were appointed by the Company's Board of Directors) prior to dissolution of the Plan. The Plan document should be referred to for a complete description of the Plan's provisions.

 Each salaried employee of the Company who worked 1,000 or more hours in a year could have participated in the Plan.

 A participant could have the following Plan accounts to which amounts could have been allotted or contributed, with limitations as indicated.
   A. Tax-Deferred -- participant's pre-tax allotments up to a maximum of 8% of base pay not to exceed $9,500 annually in 1997.


                                  Ex. 99.1-4

        THRIFT PLAN FOR SALARIED EMPLOYEES OF DELTIC TIMBER CORPORATION
                         Notes to Financial Statements


   B. Matching -- Company contributions based on the participant's allotments (up to a maximum of 5% of base pay) to the Tax-Deferred account and calculated as 50% of such allotments during the first five years of participation, 75% during the second five years, and 100% thereafter.
   C. Supplemental -- participant's allotments up to a maximum of 5% of base pay for the year, except that if annualized salary was less than $80,000 in 1997, a maximum of 10% of base pay.
   D. Deductible -- participant's allotments to this account have not been allowed after December 31, 1986, but established accounts have been allowed to remain.
   E. Rollover -- a lump-sum investment of taxable assets that a participant has accumulated from a previous employer's plan.

 A participant vested in Company contributions upon occurrence of any of the following circumstances: completion of 60 months of employment, retirement on or after age 65, death, permanent disability, or discontinuance of the Plan. Any amounts contributed by the Company that were forfeited by participants in accordance with provisions of the Plan were applied to reduce subsequent contributions by the Company.

 A vested participant could have withdrawn from a Matching account either totally or partially (limited to at least $250, or any higher multiple of 10% up to 50% of the Employee and/or Employer account balances). A nonvested participant could have only withdrawn his/her Tax-Deferred allotments without any adjustment for subsequent changes in value but did not forfeit Company contributions to the Matching account unless terminated from employment. After a total withdrawal from a Matching account, a participant was not eligible for reinstatement of Company contributions until 12 months later; for a partial withdrawal, the suspension period was six months, and another such withdrawal cannot be made until at least 24 months after the most recent withdrawal. Allotments by a participant to a Tax-Deferred account could have continued without interruption after a total or partial withdrawal from a Matching account. Any taxable income distributed from a Matching account or a Tax-Deferred account was subject to a 10% penalty tax under the Tax Reform Act of 1986.

 A withdrawal from either a Tax-Deferred account or a Rollover account was not permissible except upon a finding that a hardship exists pursuant to regulations issued by the IRS, upon the attainment of age 59 1/2 or upon termination. After such a withdrawal from a Tax-Deferred account, participation in all accounts was suspended for 12 months. "Hardship" was an immediate and heavy financial need in one of the following areas: (1) large medical expenses not covered by insurance for the employee or family, (2) purchase of a principal residence (not regular mortgage payments), (3) preventing foreclosure or eviction from employee's principal residence, (4) tuition and related education fees for the next 12 months of post-secondary education for employee or family, or (5) other events as determined by the IRS.

 A withdrawal from a Supplemental account must have been at least the greater of 10% of the account balance or $250 and could not be made until at least 12 months after the most recent such withdrawal. No participation penalty was applied to such a withdrawal.



                                  Ex. 99.1-5

        THRIFT PLAN FOR SALARIED EMPLOYEES OF DELTIC TIMBER CORPORATION
                         Notes to Financial Statements


 A withdrawal from a Deductible account must have been at least the greater of 10% of the account balance or $250 and could not be made until at least 12 months after the most recent such withdrawal. No participation penalty was applied to such a withdrawal, but unless the participant was 59 1/2 years old, was permanently disabled, or had died, the withdrawal was subject to a 10% penalty tax as required by federal tax regulations.

 Upon retirement, disability, or death of a participant, the participant or his/her spouse, if the designated beneficiary, had the option to receive settlement in a lump sum or installment payments not to exceed 20 years or actuarial life if less than 20 years.

 OBLIGATION FOR CONTRIBUTIONS TO THE PLAN

 The Company had voluntarily agreed to make contributions to the Plan based on each participant's allotments to a Tax-Deferred account subject to a maximum of 5% of the participant's base pay.

 ADMINISTRATIVE EXPENSES

 Most costs of Plan administration were paid by Murphy Oil and later billed to the Company.

NOTE 3 - INVESTMENT FUNDS

 Each Plan participant could have had investments in one or more of five separate investment options within the Master Trust. These options were designated as Funds A, B, C, C1, and D and are briefly described in the following paragraphs. Except for certain contribution and transfer restrictions on Fund C (See description of Fund C below.), a participant determined how each of his/her accounts was divided among the different Funds, but any division of a participant's allotments, Company contributions or account balance transfers must have been in multiples of 10%.

 Fund A was a fixed income portfolio primarily invested in Guaranteed Investment Contracts ("GIC's") so that a portion matured each year over several years. Maturing amounts were reinvested in a new contract or contracts at the highest bid rate(s) received from insurance companies selected to bid because of having the best ratings (indicative of financial strength to meet contractual obligations) from well-known rating services. All cash flows were processed through the most recent contract(s) during the six to 12 months following the awarding of such contract(s) except that withdrawals could have been prorated over several recent contracts. Each interest rate and principal amount was guaranteed by the contracting company. The average yields of the GIC's were 7.24% for 1997. All interest earned under Fund A was commingled, and a composite rate was used to determine the amount credited to each participant's account.


                                  Ex. 99.1-6

        THRIFT PLAN FOR SALARIED EMPLOYEES OF DELTIC TIMBER CORPORATION
                         Notes to Financial Statements


 Fund B was invested in a diversified portfolio of stocks and other securities. Invesco Capital Management Inc., Investment Manager located in Atlanta, Georgia, had discretionary authority concerning purchases and sales of Investments in Fund B and directed First Tennessee in such transactions.

 Fund C was invested in the Common Stock of Murphy Oil Corporation. First Tennessee acted as Investment Manager of Fund C. Subsequent to the Spin-off (see Note 1), a participant could have directed that all or part of his/her Fund C account be either transferred to another Fund or withdrawn but could not have directed any allotments, Company contributions or transfers from other Funds to Fund C. A participant withdrawing from Fund C could have elected to receive either cash or stock. If the participant elected to receive stock, the value of his/her Fund C withdrawal was converted to equivalent shares of stock based on the market price at the effective date of withdrawal, and the participant received the whole shares and cash for any fractional shares.

 Fund C1 was invested in the Common Stock of Deltic Timber Corporation and resulted from the Spin-off (see Note 1) from the Murphy Stock held by Fund C. First Tennessee acted as Investment Manager of Fund C1. Withdrawals from Fund C1 could have been in either cash or stock determined in a similar manner to Fund C withdrawals.

 Fund D was invested in a mutual fund that had a balanced portfolio of U.S. and international stocks and bonds and could have included futures and options. At least 25% of the portfolio must have been investment-grade debt securities and preferred stock. Fidelity Management & Research Company, Boston, Massachusetts, acted as Investment Manager of Fund D.

 The Plan Administrator valued each participant's investment in a Fund by using monthly values of the Fund's net assets furnished by the Trustee. The total beneficial interest of the Plan in the net assets of the Master Trust was determined from the total value of the investments held by the Plan's participants in Funds A, B, C, C1, and D.



                                  Ex. 99.1-7

        THRIFT PLAN FOR SALARIED EMPLOYEES OF DELTIC TIMBER CORPORATION
                         Notes to Financial Statements


NOTE 4 - NET INCREASE IN MURPHY OIL MASTER TRUST NET ASSETS

 The net increase/(decrease) by investment Fund (See Note 3 - Investment Funds.) in the net assets of the Murphy Oil Master Trust for the year ended December 31, 1997, excluding participants' allotments, Company contributions, and benefit payments consisted of the following:

                                              Fund A       Fund B      Fund C      Fund C1    Fund D       Total
                                           ------------  ----------  -----------  ---------  ---------  -----------
  Investment income
      Dividends                            $     3,027     431,748      263,472      13,642    424,413   1,136,302
      Interest                               5,403,055      51,608          464           -          -   5,455,127
      Net appreciation in market value
        of investments
          Common stock of Murphy Oil                 -           -    1,083,021           -          -   1,083,021
          Common stock of Deltic                     -           -            -     312,011          -     312,011
          Other stock                                -   5,047,686            -           -          -   5,047,686
          Balanced portfolio -
            stocks/bonds                             -           -            -           -    229,750     229,750
                                           -----------   ---------   ----------   ---------  ---------  ----------
              Total investment income        5,406,082   5,531,042    1,346,957     325,653    654,163  13,263,897
  Administrative expenses                            -     (44,462)           -           -          -     (44,462)
  Shares received in spin-off of Deltic              -           -   (1,251,746)  1,251,746          -           -
  Other transfers between Funds             (2,097,693)  2,347,269   (1,140,260)     64,079    826,605           -
                                           -----------   ---------   ----------   ---------  ---------  ----------
              Net increase/(decrease)      $ 3,308,389   7,833,849   (1,045,049)  1,641,478  1,480,768  13,219,435
                                           ===========   =========   ==========   =========  =========  ==========

 The beneficial interests of the participating plans in the net increase in the Murphy Oil Master Trust net assets for the year ended December 31, 1997 were as follows:

                                Plan Name
   --------------------------------------------------------------------
   Thrift Plan for Employees of Murphy Oil Corporation                     $11,103,065
   Thrift Plan for Employees of Murphy Oil USA, Inc. Represented by
     United Steelworkers of America, AFL-CIO, Local No. 8363                 1,034,242
   Thrift Plan for Employees of Murphy Oil USA, Inc. Represented by
     International Union of Operating Engineers, AFL-CIO, Local No. 305        567,998
   Thrift Plan for Salaried Employees of Deltic Timber Corporation             470,429
   Thrift Plan for Hourly Employees of Deltic Timber Corporation                43,701
                                                                           -----------
        Net increase                                                       $13,219,435
                                                                           ===========

 The investments and changes in the net assets available for benefits were determined by the Trustee and reported to the Plan Administrator based on contract values for the GIC's and a repurchase agreement and on market values for all other assets. The carrying values of all financial instruments held by the Murphy Oil Master Trust were reasonable estimates of fair value.



                                  Ex. 99.1-8

        THRIFT PLAN FOR SALARIED EMPLOYEES OF DELTIC TIMBER CORPORATION
                         Notes to Financial Statements


NOTE 5 - INCOME TAXES

 The Plan met the necessary requirements of the Tax Reform Act of 1986 as documented in Section 401(a) of the Internal Revenue Code, and accordingly, the related Trust was exempt from taxation under the provisions of Section 501(a) of the Internal Revenue Code. A favorable determination letter from the Internal Revenue Service has not been obtained for the Plan, a request for such is to be filed. Until such time as cash or shares were withdrawn from the Plan by a participant or a participant's beneficiary, no income tax was payable by the participant/beneficiary on: contributions made by the Company on the participant's behalf, allotments made by the participant pursuant to the Economic Recovery Tax Act of 1981, or any amounts added to the participant's accounts representing his/her proportional share of the investment income of the Trust.

NOTE 6 - RELATED PARTY TRANSACTIONS

 Certain Plan investment Funds consisting of the common stocks of Deltic and Murphy Oil were managed by First Tennessee. First Tennessee was Trustee of the Murphy Oil Master Trust as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. In addition, personnel of Murphy Oil, the Company's parent prior to the spin-off, performed the required supervision and accounting services for the Murphy Oil Master Trust during the period for which the Plan's net assets were commingled with those of other plans sponsored by Murphy Oil.

NOTE 7 - PLAN AMENDMENTS DURING THE YEAR

 The Plan was not amended prior to being dissolved.



                                  Ex. 99.1-9

                                   SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Employee Benefits Committee has duly caused this Annual Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       THRIFT PLAN FOR SALARIED EMPLOYEES
                                       OF DELTIC TIMBER CORPORATION



Dated:      July 10, 1998              By:      /s/Clefton D. Vaughan
      --------------------------          -----------------------------------
                                          Clefton D. Vaughan, Vice President
                                          of Finance and Administration and
                                          Chairman of Employee Benefits
                                          Committee, Deltic Timber Corporation


                                  Ex. 99.1-10

                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------



The Board of Directors
Deltic Timber Corporation:



We consent to incorporation by reference in the Registration Statement (No. 333-34317) on Form S-8 of Deltic Timber Corporation of our report dated July 10, 1998, relating to the statement of net assets available for benefits of the Thrift Plan for Salaried Employees of Deltic Timber Corporation as of December 31, 1997, and the related statement of changes in net assets available for benefits for the year ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of the Thrift Plan for Salaried Employees of Deltic Timber Corporation.



KPMG Peat Marwick LLP

/s/KPMG Peat Marwick LLP

Shreveport, Louisiana
July 10, 1998



                                  Ex. 99.1-11